EXHIBIT 99.1

Dear Shareholder:

I am pleased to report to you that Tri-County Financial Corporation and its subsidiary, Community Bank of Tri-County, have completed another successful year of operation. The United States, as well as the global economy, is going through what may be described as the most difficult economic period since 1932. Despite the challenges posed by these economic conditions, Tri-County Financial Corporation remained profitable. For the year ended December 31, 2008, net income decreased to $3,815,332 from $5,105,635 for the previous year. Diluted earnings per share decreased to $1.24 from $1.79 in the previous year. It is important to note that net income for 2007 was augmented by a post-tax gain of $803,920 from the sale of a foreclosed property. Consistent with last year, a cash dividend of $0.40 per share was declared and payable in April 2009.

During 2008, we continued to build our franchise as the largest locally-owned financial institution in our market. The Bank increased its total deposits by $80,173,551, or 18.02%, and its loan portfolio by $89,363,005, or 19.70%, during
2008. The Company achieved these impressive growth figures while maintaining credit quality in a contracting economy. By increasing our loans and deposits, we were able to capitalize on our strengths to take advantage of opportunities presented to us when large out of state banks focused their attention away from Southern Maryland.

In the fourth quarter of 2008, the U.S. Treasury participated in the Capital Purchase Program ("CPP") established as part of the Emergency Economic Stabilization Act adopted by Congress. At that time, our capital levels were approximately 25% above the FDIC's "well capitalized" level, and were sufficient to allow a safe and sound operation of our bank. With the encouragement of our federal regulator, who recognized our strengths as a healthy community bank, your Board and management team carefully considered participating in the CPP. As the capital markets were, and continue to be, completely frozen by the economic crisis, we deemed it prudent to acquire the additional capital available under the CPP to permit us to better serve the deposit and borrowing needs of our community over the next several years.

Our ability to support the community is evident in our deposit and loan growth for 2008. Our operating results were strong; especially considering that the Federal Reserve lowered interest rates by 4% during that period. Our earning asset portfolio is strong and does not contain any subprime loans. As we move into 2009, the economic challenges appear to be significant for our customers and market. The Company has the advantage of additional capital and a well-seasoned Board and management team to lead it through this environment.

I am cautiously optimistic that this economic storm will abate and that the nation can once again regain its position as an economic leader. With your support, your Company and Community Bank will continue to act as an economic catalyst that enables Southern Maryland to grow and flourish.

Yours truly,

/s/ Michael L. Middleton


Michael L. Middleton
Chairman of the Board